    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2001

                                                    Registration No.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                       CENTEX CONSTRUCTION PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)

                                   75-2520779
                                (I.R.S. Employer
                               Identification No.)

                               2728 NORTH HARWOOD
                               DALLAS, TEXAS 75201
          (Address of principal executive offices, including zip code)

                                   ----------

            CENTEX CONSTRUCTION PRODUCTS, INC. 2000 STOCK OPTION PLAN
                            (Full title of the plan)

                                RAYMOND G. SMERGE
                                    SECRETARY
                               2728 NORTH HARWOOD
                               DALLAS, TEXAS 75201
                     (Name and address of agent for service)

                                 (214) 981-5000
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                                            Proposed maximum      Proposed maximum
          Title of                     Amount to be        offering price per    aggregate offering         Amount of
securities to be registered (1)         registered             share (2)             price (2)          registration fee
-------------------------------       ----------------     ------------------    ------------------     ----------------
Common Stock, par value $.01
per share                             1,000,000 shares     $          29.3125    $       29,312,500     $          7,328


----------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and computed on the basis of the average of the high and low sales prices of the Common Stock included in the New York Stock Exchange Composite Transactions Report for January 19, 2001 as published by The Wall Street Journal.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents have been filed with the Securities and Exchange Commission (the "Commission") by Centex Construction Products, Inc. (the "Company") and are incorporated herein by reference:

         (a)      Annual Report on Form 10-K for the fiscal year ended March 31,
                  2000;

         (b)      Quarterly Report on Form 10-Q for the quarter ended June 30,
                  2000;

         (c) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

         (d)      Current Report on Form 8-K dated November 16, 2000; and

         (e) Description of the Company's Common Stock, par value $.01 per share, contained in the Registration Statement on Form 8-A of the Company (File No. 1-12984) dated March 29, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         James H. Graass has rendered a legal opinion, filed as Exhibit 5, with respect to the legality of the securities registered hereby. Mr. Graass is the Executive Vice President, General Counsel and Assistant Secretary of the Company. As of January 19, 2001, Mr. Graass held options to purchase up to 28,000 shares of the Company's Common Stock, none of which are currently exercisable. Mr. Graass also owned 16 shares of Common Stock of Centex Corporation ("Centex") and held options to purchase up to 16,550 shares of Centex Common Stock, of which 8,340 shares are currently exercisable. As of January 19, 2001, Centex owned approximately 65.3% of the outstanding shares of the Company's Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Delaware General Corporation Law

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Certificate of Incorporation

         The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derived an improper personal benefit of (iv) in respect of certain unlawful dividend payments or stock purchases or redemptions. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Bylaws

         The Bylaws of the Company provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Company or is or was servicing or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as in effect or as it may be amended from time to time, against all expenses, liability and lost (including without limitation, attorneys' fees, judgments , fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who had ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators. The Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons.

Indemnification Agreements

         The Company has entered into Indemnification Agreements (the "Indemnification Agreements") pursuant to which it will indemnify certain of its directors against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons are indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors in connection with any such suit or proceeding.

Insurance

         The Company has obtained a directors' and officers' liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of the Company, including liabilities arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         The information required by this Item 8 is set forth in the Index to Exhibits accompanying this Registration Statement.


ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, as of January 22, 2001.


                                      CENTEX CONSTRUCTION PRODUCTS, INC.


                                      By:  /s/ RICHARD D. JONES, JR.
                                         -------------------------------------
                                                Richard D. Jones, Jr.
                                         President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Centex Construction Products, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Laurence E. Hirsch and Richard D. Jones, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                  SIGNATURES                                CAPACITY IN WHICH SIGNED                               DATE
                  ----------                                ------------------------                               ----
/s/ LAURENCE E. HIRSCH                                 Chairman of the Board and Director                    January 22, 2001
----------------------------------------------
              Laurence E. Hirsch


/s/ RICHARD D. JONES, JR.                              President, Chief Executive Officer                    January 22, 2001
----------------------------------------------                    and Director
             Richard D. Jones, Jr.                        (Principal Executive Officer)


/s/ ARTHUR R. ZUNKER, JR.                             Senior Vice President - Finance and                    January 22, 2001
----------------------------------------------         Treasurer (Principal Financial and
            Arthur R. Zunker, Jr.                        Principal Accounting Officer)


/s/ ROBERT L. CLARKE                                                Director                                 January 22, 2001
----------------------------------------------
               Robert. L. Clarke


/s/ DAVID W. QUINN                                                  Director                                 January 22, 2001
----------------------------------------------
                David W. Quinn


/s/ HAROLD K. WORK                                                  Director                                 January 22, 2001
----------------------------------------------
                Harold K. Work

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
  4.1             Restated Certificate of Incorporation of Centex Construction
                  Products, Inc. (the "Company"), filed as Exhibit 3.1 to the
                  Registration Statement on Form S-8 (No. 33-82928) (the "S-8
                  Registration Statement") filed by the Company on August 16,
                  1994 and incorporated herein by reference.

  4.2             Amended and Restated Bylaws of the Company, filed as Exhibit
                  3.2 to the S-8 Registration Statement and incorporated herein by reference.

  4.3 Form of Certificate evidencing Common Stock of the Company, filed as Exhibit 4.1 to Amendment No. 3 to the Registration
                  Statement on Form S-1 (No. 33-74816) filed by the Company on
                  April 4, 1994 and incorporated by reference herein.

  5               Opinion of James H. Graass, Esq.

 10               Centex Construction Products, Inc. 2000 Stock Option Plan.

 23.1             Consent of Arthur Andersen LLP.

 23.2 Consent of James H. Graass, Esq. (contained in his opinion filed as Exhibit 5).

 24 Power of attorney of certain signatories (included in signature page of this Registration Statement).